Exhibit 99.1

Martin D. Madaus Named Chairman of Board for Millipore, Effective March 1, 2005

BILLERICA, Mass.—(BUSINESS WIRE)—February 14, 2005 —Millipore Corporation (NYSE: MIL) announced the appointment of Martin D. Madaus, Ph.D., as Chairman of the Board, effective March 1, 2005. Dr. Madaus became Millipore’s CEO and President on January 1 of this year. Prior to joining Millipore, Dr. Madaus was responsible for the Roche Diagnostics business in North America.

Dr. Madaus will assume the role of Chairman of the Board from Francis J. Lunger, who will remain as Chairman of the Board until March 1.

About Millipore

Millipore is a multinational, high technology bioscience company that provides technologies, tools and services for the development and production of new therapeutic drugs. The company, headquartered in Billerica, Mass., serves the worldwide life science research, biotechnology and pharmaceutical industries. For more information, visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.

CONTACT: Millipore Corporation

Investor Contact:

Geoffrey Helliwell, 978-715-1041 or 800-225-3384

Geoffrey_Helliwell@Millipore.com

or

Media Contact:

Thomas Anderson, 978-715-1043 or 800-225-3384

Thomas_Anderson@Millipore.com

SOURCE: Millipore Corporation